Exhibit 19.1
CAMDEN PROPERTY TRUST
INSIDER TRADING POLICY
______________

(Effective as of October 25, 2023)

In order to take an active role in the prevention of insider trading violations by officers, trust managers, directors, employees and other related individuals of Camden Property Trust (the “Company”) and its subsidiaries, the Company has adopted this Policy. Please direct all questions regarding this Policy to the Compliance Officer (as defined below).

This Policy replaces and supersedes all former insider trading policies of the Company.

Statement of Intent

The Company opposes the misuse of material nonpublic information in the trading of securities and it is the intent of this Policy to implement procedures designed to prevent trading based on material nonpublic information regarding the Company, including any of its subsidiaries.

Covered Parties

The Policy covers officers, trust managers, directors and all other employees of, or consultants or contractors to, the Company or its subsidiaries, as well as their immediate families, and members of their households (“Insider(s)”).

Covered Transactions

This Policy applies to all transactions in the Company’s securities, including common shares, options for common shares and any other securities the Company may issue from time to time, such as preferred shares, warrants and convertible debentures, as well as to derivative securities relating to the Company’s shares, whether or not issued by the Company, such as operating partnership units.

Prohibited Transactions

No Insider shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date the Insider possesses material nonpublic information concerning the Company or its subsidiaries, and ending at the beginning of the trading day following the date of public disclosure of this information, or at such time as such nonpublic information is no longer material.

Exhibit 19.1
No Insider shall disclose (“tip”) material nonpublic information about the Company or its subsidiaries to any other person where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of material nonpublic information as to trading in the Company’s securities.

No Insider shall engage in any transaction involving the purchase or sale of another company’s securities while in possession of material nonpublic information about such company when this information is obtained in the course of employment with, or the performance of services on behalf of, the Company and for which there is a relationship of trust and confidence concerning the information.

Problematic Transactions

In accordance with Section 16(c) of the Securities Exchange Act of 1934, the Company’s Trust Managers and Officers may not make “short sales” of any equity security of the Company. “Short sales” are defined as sales of securities that the seller does not own at the time of the sale, or, if owned, securities that will not be delivered for a period longer than 20 days after the sale. Covered Persons (as defined below) may not engage in transactions involving publicly-traded options, such as puts and calls, or other derivative securities, with respect to the Company’s securities, because, among other problems, these types of transactions (i) may result in transactions in Company securities occurring during a black-out period described below, and/or (ii) create an appearance of impropriety because these types of transactions often focus on short-term and speculative interest in the Company’s securities or otherwise result in individual profit arising from poor Company performance. Limit orders with brokers should not extend during a black-out period and should be cancellable upon an imposition of a black-out period. Employees interested in trading during a black-out period should look into adopting a 10b5-1 trading plan, as described below. Exercising stock options issued pursuant to the Company’s share incentive plan, as otherwise permitted under this Policy, are not considered problematic.

Pledges and Margin Accounts

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on a loan. Because a margin sale or foreclosure sale may occur at a time when a person is aware of material, nonpublic information or otherwise not permitted to trade in the Company’s securities and of the other risks associated with pledging the securities, the Company generally prohibits such activities by Covered Persons; provided, however, the Company reserves the right to make exceptions to this prohibition from time to time upon the written approval of the Compliance Officer. Insiders should be very careful when contemplating holding the

Exhibit 19.1
Company’s securities in a margin account or otherwise pledging these securities in any way, including as collateral for a loan, and should consult with the Compliance Officer before doing so.

The Company’s Black-Out Periods

The Company has determined all executive officers, trust managers, and those other persons designated by the Compliance Officer (collectively, “Covered Persons”), shall be prohibited from buying, selling or otherwise effecting transactions in any shares or other securities of the Company or derivative securities during the following black-out period:

Beginning at 12:01 AM, Central Time (standard or daylight savings time, as then applicable) on the 10th day after the end of each calendar quarter and ending at 11:59 PM, Central Time (standard or daylight savings time, as then applicable) on the 2nd business day after the quarterly earnings release. The scheduled dates of the earnings releases will be available on the Company's website.

In addition, the Company, through the Compliance Officer, may impose special black-out periods during which certain persons will be prohibited from buying, selling or otherwise effecting transactions in any shares or other securities of the Company or derivative securities thereof, even though the trading window would otherwise be open. If a special black-out period is imposed, the Company will notify affected individuals, who should thereafter not engage in any transaction involving the purchase or sale of the Company’s securities and should not disclose to others the fact of such suspension of trading.

It should be noted even if not during a black-out period, any person possessing material nonpublic information should not engage in any transactions in the Company’s securities until the beginning of the trading day following the date of public disclosure of such information, whether or not the Company has recommended a suspension of trading to such person.

Pre-Clearance of Trades by Executive Officers and Trust Managers

All Covered Persons must refrain from trading in, exercising options for and making gifts of the Company’s securities, even if not during a black-out period, without first contacting the Compliance Officer and obtaining pre-clearance of such transaction. The Company is available to assist in filing Section 16 reporting, however, the obligation to comply with Section 16 is personal. Please direct any inquiries concerning compliance to the Compliance Officer.

Exhibit 19.1
10b5-1 Trading Plans

SEC Rule 10b5-1(c) of the Securities Exchange Act of 1934 permits corporate insiders to establish written trading plans (commonly referred to as “10b5-1 plans”) which can be useful in enabling Insiders to plan ahead without fear they might become exposed to material non-public information which will prevent them from trading. Where a valid 10b5-1 plan has been established at a time when the Insider was not in possession of material non-public information, trades executed as specified by the plan do not violate the securities laws or this Policy even if the Insider is in possession of material non-public information at the time the trade is executed. Trades executed as specified by the plan are not subject to the pre-clearance requirement.

To qualify as a 10b5-1 plan for purposes of this Policy, the plan must be approved in advance by the Compliance Officer, and an Insider should allow at least five business days for this approval. Some of the factors the Compliance Officer may consider in determining whether to approve a 10b5-1 plan is compliance with the Company’s applicable minimum stock ownership guidelines and the satisfaction of the certification requirements of Rule 10b5-1. For more information about how to establish a 10b5-1 plan, please contact the Compliance Officer. The Company, through the Compliance Officer, reserves the right to disapprove any submitted plan, and to suspend or instruct an Insider to terminate any plan it has previously approved.

Exemptions from this Policy

The exercise of stock options under the Company’s share incentive plan with a cash payment of the exercise price is exempt from this Policy, since the other party to these transactions is the Company itself and the price does not vary with the market, but is fixed by the terms of the option agreement. This exemption does not apply to the sale of any shares issued upon such exercise and it does not apply to a cashless exercise of options, which is accomplished by a sale of a portion of the shares issued upon exercise of an option.

Consequences for Violation

Employees who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s share incentive plans or termination of employment. Pursuant to U.S. federal and state securities laws, Insiders may be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in the Company’s securities at a time when they have knowledge of material nonpublic information regarding the Company or its subsidiaries. In addition, Insiders may be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed material nonpublic information regarding the Company or its subsidiaries or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities.

Exhibit 19.1
Individual Responsibility

All Insiders has the individual responsibility to comply with this Policy, and the applicable laws of their jurisdiction. Insiders may, from time to time, have to forego a proposed transaction in the Company’s securities even if they planned to make the transaction before learning of the material nonpublic information and even though they may suffer an economic loss or forego anticipated profit by waiting. Trading in the Company’s securities other than during a black-out period should not be considered a “safe harbor,” and all trust managers, officers and other persons should use good judgment at all times.

Compliance Officer

The Company’s Chief Financial Officer shall serve as the Insider Trading Compliance Officer (the “Compliance Officer”). The duties of the Compliance Officer shall include, but not be limited to, the following:

•Pre-clearing transactions as required under this Policy.
•Assisting, as requested, in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for Section 16 reporting persons.
•Issuing quarterly reminders of the dates the blackout periods described above begin and end.
•Assisting the Company in implementation of the Policy.

The duties may be delegated by the Compliance Officer to such other individuals as the Compliance Officer deems appropriate.

Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood it would be considered important to a reasonable investor in making an investment decision regarding the purchase or sale of the Company’s securities. Questions concerning whether nonpublic information is material should be directed to the Compliance Officer.